CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement is entered into this 10th day of August 2012 by and between Markel Enterprises LLC, hereinafter referred to as "Consultant", and Exeo Entertainment, Inc., hereinafter referred to as "Client".

Whereas Consultant is engaged in the business of project development and engineering and Client desires to retain Consultant to provide services related to the project known as Zaaz Keyboards, hereinafter referred to as "Product", Consultant has agreed to provide such services under the terms and conditions set forth herein.

Now therefore, for and in consideration of the payments hereinafter specified to be made by Client to Consultant, the parties hereto do hereby agree as follows:

Section I.	SCOPE OF WORK

Consultant shall perform the work specifically indicated in Attachment "A" and any additional work authorized by subsequent addenda as outlined under Section II (4) herein.

ESTIMATED FEES for services outlined in Attachment "A":	$8160.00

RETAINER Due upon Execution of Agreement:	$2000.00

1.  Fee Estimate. Actual fees may be more or less than the estimated amount depending upon extent of drawing revisions or modifications, client meetings and other factors. In addition to fees, Client agrees to pay for all project- related expenses incurred by Consultant in accordance with Section II, Paragraph 2, herein.

2.  Exclusions to Scope of Work. Fee estimate is based on the specific scope of work outlined in Attachment "A". For example, scope of work does NOT include any hours for the following:

•	Offshore work: time spent at factories, with suppliers, sourcing, traveling to/from/in China

If Client elects to expand scope of work to include the above or other unspecified additional work, fee estimate will be adjusted accordingly.

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Section II.	AGREEMENT PRICE AND TERMS OF PAYMENT

In consideration of Consultant providing the services and work set forth herein, Client shall pay Consultant on a time and materials basis as hereinafter provided:

1.             Fees shall be paid by Client for the time that Consultant and Consultant's employees or agents are directly engaged in the work outlined herein. Hours worked shall be recorded daily in fifteen-minute increments (0.25 hour). Where work related to Client's project is performed but accounts for less than fifteen minutes in any one day, a minimum 0.25 hour charge shall apply. Client shall pay fees in accordance with Consultant's current billing rate schedule, which at the date of this agreement is as follows:

$120.00 per hour	Engineering Services / Product Development

Consultant's billing rates may change from time to time. However, the rates outlined herein shall be guaranteed for a minimum of 90 days from the date of this agreement. Any change in rates requires a thirty-day advance written notification from Consultant.

2.            For all expenses incurred by Consultant in conjunction with performance of the work outlined herein, Client shall reimburse Consultant's actual cost. Such expenses may include but are not limited to:

•	expense of shipping, courier or overnight delivery service, long distance communications and wire charges
•	reasonable out of town transportation and living expenses (e.g. lodging, meals,, rental cars, gasoline, airfare, tolls, cab fare) incurred in connection with the scope of work
•	expense of reproductions, renderings, prototypes, and mock-ups requested by Client
•	expense of tests, surveys, focus groups and research authorized by Client
•	expenses related to camera-ready artwork for printing, screen printing, and embroidery

Consultant reserves the right to decline to incur any or all expenses associated with performance of the work herein, in which case Client must pay directly for such expenses. Further, Client may elect to use its own account numbers for FedEx / UPS shipping and similar services and/or to directly pay vendors/suppliers for expenses in excess of $50.00, in which case Client shall notify Consultant of such election prior to start of project.

3.             At his option, Consultant may subcontract portions of the work outlined herein. All provisions of this agreement shall apply to the subcontractor, and Consultant shall so inform subcontractor(s).

4.             Should Client desire to change the scope of Consultant's work hereunder, then prior to such change of scope the Agreement price (i.e., fees and expenses) shall be subject to adjustment, at Consultant's discretion, by an amount to be mutually agreed upon to reflect the value of such change. Any change in scope of work and fees shall be documented by written addenda executed by both Client and Consultant.

5.             Consultant shall submit invoices to Client on a bi-monthly (every other week) basis. Payment shall be due fifteen (15) calendar days from the date of the invoice. Late payments shall be subject to a service charge of 1-1/2% per month or the legal rate, whichever is greater. The retainer will be held and applied to the final invoice – retainer amount will not be applied to bi-monthly invoices. Consultant agrees to keep records pertaining to all charges applicable to this agreement.

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Section III.	OWNERSHIP AND CONFIDENTIALITY

1.             It is understood and agreed that all drawings, specifications, and other such documents or artwork paid for by Client hereunder are intended to be considered "works made for hire", and that any copyright in said drawings, specifications, and other such documents shall be in Client's name and shall become the property of Client and, as such, Client shall have the right to photograph, reproduce, copy, duplicate, use, and distribute all such "works made for hire" in any manner it deems desirable.

2.             Consultant shall treat as confidential all information that Client makes available to Consultant. Consultant shall not disclose confidential information to any third party or use it or any part thereof except as necessary in the performance of services for Client as outlined herein. Consultant agrees to use its best efforts to limit access to such information to those employees, agents, suppliers, or subcontractors reasonably requiring such access for purposes of performing work hereunder. Upon completion of services or at Client's request, Consultant will return all information and documents that relate to the project.

Section IV.	FORCE MAJEURE

1.             Except as otherwise provided for herein, any obligation of either party hereto shall be suspended to the extent and for so long as the performance of such obligation is prevented or hindered in whole or in part by reason of strikes, acts of God, federal, state, county, or municipal laws, rules, orders, or regulations, or any laws, rules, orders, or regulations issued by any competent body or regulatory authority, or for any other cause, except financial inability, whether similar or dissimilar to those specifically enumerated herein, which is beyond the reasonable control of the party claiming such suspension. Where such a suspension occurs, the party affected shall inform the others in writing and all parties shall use their best efforts to resume the performance of their obligations hereunder as soon as is practicable.

Section V.	INDEMNITY

1.             With regard to the services to be performed by Consultant pursuant to the terms of this agreement, Consultant shall not be liable to Client or to anyone who may claim any right due to any relationship with Client, for any acts or omissions in the performance of services on the part of Consultant or on the part of agents, employees or subcontractors of Consultant, except when said acts or omissions of Consultant are due to willful misconduct or gross negligence.

2.             To the fullest extent permitted by law, Client shall indemnify and hold harmless Consultant and Consultant's agents, subcontractors and employees from and against claims, damages, losses and expenses, whether direct or indirect, including but not limited to attorney's fees, arising out of or resulting from performance of Consultant's work under this agreement. Indemnification of Consultant by Client shall include any claim of product liability and/or imperfections or defects in said product.

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Section VI.	TERMINATION

1.             Either party to this Agreement shall have the right to terminate the Agreement at any time by giving written notice to the other party in accordance with Section VI herein. If Client exercises this right, Consultant shall immediately upon receipt of written notice cease all services in progress and invoice for all work performed and expenses incurred up to and including the notice date. Client shall make payment of the final invoice amount on the basis set forth in Section II herein. Upon payment in full by Client of all invoiced amounts, Consultant shall deliver to Client the results of all services performed to date, together with copies of drawings, specifications, and other documents as Client may have furnished to Consultant for use in connection with the services.

Section VII.	NOTICES

1.             Any notice required or permitted to be given hereunder shall be hand-delivered or sent by registered mail to Client and Consultant at their respective addresses shown below. Any such notice delivered as aforesaid shall be deemed to have been received by the party to whom it is addressed on the date and at the time it is so delivered, and any notice mailed as aforesaid shall be deemed to have been received by the party to whom it is addressed the fifth day following the date of the mailing. All addresses for service of notices shall be street addresses and not post office boxes. The addresses for service of any notices and reports hereunder to and/or by the Consultant and the Client shall be respectively as follows:

CONSULTANT	CLIENT

Markel Enterprises LLC	Exeo Entertainment, Inc.
45885 Verba Santa Drive	4478 Wagon Trail Ave
Palm Desert, CA 92260	Las Vegas, NV 89118
Attention: Jeff Kelsoe	Attention: Jeff Weiland

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year written above.

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ATTACHMENT "A"

CONSULTING SERVICES AGREEMENT

Attachment to Consulting Services Agreement by and between Markel Enterprises LLC and Exeo Entertainment, Inc. for project known as Zaaz Keyboards

SCOPE OF WORK

Consultant shall perform the work specifically outlined below and any additional work authorized by subsequent addenda.

	Description of Work	Est Hours	Time Frame (days)
1	Define the specifications for each keyboard design. Research manufacturing capabilities. Work with Asia sources to get samples and specifications of various keyboards and touch screen modules.	16	14
2	Create initial computer models reflecting selected design concepts.	8	7
3	Preliminary 3D models. Models to be suitable for injection molding. At this point, all major components will be finalized.	16	14
5	First round of SLA prototypes – to check form and function. Includes prototypes for both design concepts. Work with Asia sources to build prototype circuit boards and modules.	8	21
6	Revise 3D models – based on information from SLA's and input from client	8	7
7	Second round of SLA prototypes – only needed if revisions above indicate need for same.	4	10
8	Finalize 3D models and send files to factory for initial production run.	8	7

	TOTAL HOURS	68	80

	ESTIMATED FEES for above services: 68 hours @ $120	$ 8160.00